Exhibit 99.1

       The Cheesecake Factory Reports Record Financial Results for the Fourth Quarter of Fiscal 2004

    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--Feb. 8, 2005--The Cheesecake Factory Incorporated (Nasdaq:CAKE) today reported record financial results for the fourth quarter of fiscal 2004 that ended on December 28, 2004. Highlights for the fourth quarter, compared to the same quarter last year, are as follows:

    --  Total revenues up 24% to $266.1 million

    --  Comparable restaurant sales up 3.0%

    --  Net income up 32% to $20.5 million

    --  Diluted net income per share up 30% to $0.26

    Net income for the quarter benefited $2.0 million or $0.02 per diluted share from receipt of a property insurance settlement (net of associated legal fees) related to bakery product losses incurred by the Company's central bakery production facility during fiscal 2002. Before the benefit of this settlement, net income per diluted share would have been $0.24, composed of the $0.26 per share less the $0.02 per share related to the settlement.
    "We were very pleased with our record financial results for the fourth quarter," said David Overton, Chairman and CEO. "Sales for our comparable restaurants were up a solid 3.0%, thanks to the sustained popularity of our concepts and great operational execution. We also managed to achieve record net income by leveraging our strong sales to help offset a very challenging cost environment, particularly in those commodities impacted by the hurricanes during the third quarter."
    For the first five weeks of fiscal 2005, comparable restaurant sales were up approximately 3.9% in spite of the severe weather across much of the country, including the heavy rains in California. The winter storms in the Midwest and Northeast have resulted in approximately 20 lost operating days. "Our positive comparable store sales through January, in the face of some very poor weather in several parts of the country, speaks to the continued strength of our concepts and the geographic diversity of our growing brands," commented Overton.
    Four new restaurants were opened during the fourth quarter, including a Grand Lux Cafe in Houston, Texas. "We successfully achieved our goal to open 16 new restaurants during fiscal 2004, including two new Grand Lux Cafes, and set a new growth record for our Company on that measure," said Overton. "Initial sales volumes for substantially all of our 2004 openings have continued stronger than initially expected. We are also very proud of our Honolulu location, which opened in December 2003, and set a new Cheesecake Factory record for first-year sales of $18.9 million."
    During fiscal 2005, the Company's goal is to open as many as 18 new restaurants, including as many as three Grand Lux Cafes. Signed leases or letters of intent are in hand for nearly all potential locations for 2005. "As in prior years, we expect and plan for the majority of our openings to occur in the second half of the year. However, it is difficult for us to predict the timing of our new restaurant openings by quarter, due to the nature of our leased restaurant locations and our highly customized layouts," commented Overton. "We currently plan to open five Cheesecake Factory restaurants during the first quarter of 2005." The Company will provide additional information and updates as to the expected number and timing of restaurant openings during fiscal 2005 on its quarterly investor conference calls.
    Sales at the Company's Grand Lux Cafe locations continue to build with both the Los Angeles and Chicago locations recording comparable sales increases for the fourth quarter of approximately 10%. "Grand Lux Cafe has already proven to be a huge success with our guests as the three locations open for the full year delivered over $46 million in sales," commented Overton. "We believe that we are well on our way to achieving our return on investment targets and we are very pleased with the initial results from our two newest Grand Lux Cafe locations in Dallas and Houston."
    Bakery sales to other foodservice operators, retailers and distributors increased 28% to $19.0 million during the fourth quarter, compared to the same quarter last year. Sales to warehouse clubs and sales of The Dream Factory(R) product line continued to be very strong.
    The Company plans to release its quarterly results and hold investor conference calls for the next three quarters on the following dates:


Quarter Ending    Release Date and Time     Conference Call Date and
                                                      Time
-------------- -------------------------- ----------------------------
March 29, 2005 April 19, 2005 - 4:15 PM   April 19, 2005 - 5:00 PM
                Eastern                    Eastern
June 28, 2005  July 19, 2005 - 4:15 PM    July 19, 2005 - 5:00 PM
                Eastern                    Eastern
Sept. 27, 2005 Oct. 18, 2005 - 4:15 PM    Oct. 18, 2005 - 5:00 PM
                Eastern                    Eastern


    The Cheesecake Factory Incorporated operates 87 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $16.60. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates five upscale casual dining restaurants under the Grand Lux Cafe(R) name; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.
    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. In particular, forward-looking statements regarding the Company's restaurant sales trends are subject to risks and uncertainties due to national and regional economic and public safety conditions that impact consumer confidence and spending, as well as weather and other factors outside of the Company's control. Forward-looking statements regarding bakery sales are subject to a number of risks and uncertainties, including (but not limited to) unforeseen changes in the purchasing plans of the Company's large-account bakery customers and inherent difficulties in predicting the timing of product orders and shipments. Forward-looking statements regarding the number and timing of the Company's planned new restaurant openings, and the amount and timing of their associated preopening costs, are subject to risks and uncertainties due to factors outside of the Company's control, including factors that are under the control of government agencies, landlords and others. Forward-looking statements regarding pending litigation and the potential costs associated with that litigation are subject to a number of risks and uncertainties, including interpretations or clarifications of existing laws made by governmental or judicial bodies. Forward-looking statements speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission.


         The Cheesecake Factory Incorporated and Subsidiaries
                  Consolidated Financial Statements
   (unaudited; in thousands, except per share and statistical data)


                                     13 Weeks Ended   13 Weeks Ended
Consolidated Statements of            December 28,     December 30,
 Operations                               2004             2003
---------------------------------------------------- ----------------
Revenues:                            Amounts Percents Amounts Percents
                                    ----------------------------------
  Restaurant sales                  $247,081   92.9% $199,626   93.1%
  Bakery sales to other foodservice
   operators, retailers and
   distributors                       19,017    7.1%   14,897    6.9%
                                    ---------------- ----------------
        Total revenues               266,098  100.0%  214,523  100.0%
                                    ---------------- ----------------
Costs and expenses:
  Restaurant cost of sales (1)        62,083   23.3%   48,533   22.6%
  Bakery cost of sales (2)             9,084    3.4%    6,948    3.2%
  Labor expenses                      80,868   30.4%   64,829   30.2%
  Other operating expenses            59,525   22.4%   51,005   23.8%
  General and administrative
   expenses                           10,973    4.2%    8,958    4.2%
  Depreciation and amortization
   expenses                            9,860    3.7%    7,719    3.6%
  Preopening costs                     3,525    1.3%    4,491    2.1%
                                    ---------------- ----------------
        Total costs and expenses     235,918   88.7%  192,483   89.7%
                                    ---------------- ----------------
Income from operations                30,180   11.3%   22,040   10.3%
Interest income, net                     827    0.3%      557    0.3%
Other income, net                        145    0.1%      798    0.3%
                                    ---------------- ----------------
Income before income taxes            31,152   11.7%   23,395   10.9%
Income tax provision                  10,639    4.0%    7,826    3.6%
                                    ---------------- ----------------
Net income                           $20,513    7.7%  $15,569    7.3%
                                    ================ ================

Basic net income per share (3)         $0.26            $0.20
                                    =========        =========
Basic weighted average shares
 outstanding (3)                      77,866           76,314
                                    =========        =========

Diluted net income per share (3)       $0.26            $0.20
                                    =========        =========
Diluted weighted average shares
 outstanding (3)                      79,636           78,600
                                    =========        =========


                                     52 Weeks Ended   52 Weeks Ended
Consolidated Statements of            December 28,     December 30,
 Operations                               2004             2003
---------------------------------------------------- -----------------
Revenues:                            Amounts Percents Amounts Percents
                                    ----------------------------------
  Restaurant sales                  $916,375   94.5% $731,273    94.5%
  Bakery sales to other foodservice
   operators, retailers and
   distributors                       52,857    5.5%   42,562     5.5%
                                    ---------------- -----------------
        Total revenues               969,232  100.0%  773,835   100.0%
                                    ---------------- -----------------
Costs and expenses:
  Restaurant cost of sales (1)       230,854   23.8%  175,654    22.7%
  Bakery cost of sales (2)            26,222    2.7%   19,716     2.6%
  Labor expenses                     298,387   30.8%  239,386    30.9%
  Other operating expenses           223,068   23.0%  180,725    23.4%
  General and administrative
   expenses                           40,639    4.2%   35,817     4.6%
  Depreciation and amortization
   expenses                           35,338    3.7%   27,960     3.6%
  Preopening costs                    14,461    1.5%   11,859     1.5%
                                    ---------------- -----------------
        Total costs and expenses     868,969   89.7%  691,117    89.3%
                                    ---------------- -----------------
Income from operations               100,263   10.3%   82,718    10.7%
Interest income, net                   2,726    0.3%    3,466     0.4%
Other income, net                        966    0.1%    2,944     0.4%
                                    ---------------- -----------------
Income before income taxes           103,955   10.7%   89,128    11.5%
Income tax provision                  36,195    3.7%   31,292     4.0%
                                    ---------------- -----------------
Net income                           $67,760    7.0%  $57,836     7.5%
                                    ================ =================

Basic net income per share (3)         $0.87            $0.77
                                    =========        =========
Basic weighted average shares
 outstanding (3)                      77,613           75,633
                                    =========        =========

Diluted net income per share (3)       $0.85            $0.74
                                    =========        =========
Diluted weighted average shares
 outstanding (3)                      79,395           77,772
                                    =========        =========


Notes:
------
(1) Consists of restaurant food, beverage and dessert costs.
(2) Consists of bakery ingredient, packaging and supply costs.
(3) Reflects a 3-for-2 stock split effective December 8, 2004.


Selected Consolidated Balance Sheet Information    December   December
                                                      28,        30,
                                                     2004       2003
------------------------------------------------   --------   --------
Cash and cash equivalents                          $14,041    $15,167
Investments and marketable securities              137,471    121,840
Total assets                                       713,253    584,808
Total liabilities                                  168,001    126,906
Stockholders' equity                               545,252    457,902


                                   13 Weeks 13 Weeks 52 Weeks 52 Weeks
                                     Ended    Ended    Ended    Ended
Supplemental Information           December December December December
                                      28,      30,      28,      30,
                                     2004     2003     2004     2003
------------------------------------------- -------- -------- --------
Comparable restaurant sales % change  3.0%     2.5%     3.9%     0.7%
Restaurant cost of sales % of
 restaurant sales                    25.1%    24.3%    25.2%    24.0%
Bakery cost of sales % of bakery
 sales                               47.8%    46.6%    49.6%    46.3%
Restaurants opened during period        4        7       16       14
Restaurants open at period-end         93       77       93       77
Restaurant operating weeks          1,185      961    4,314    3,531

    CONTACT: The Cheesecake Factory Incorporated
             Jane Vallaire, 818-871-3000